Exhibit 5.1

O L S H A N	1325 AVENUE OF THE AMERICAS ● NEW YORK, NEW YORK 10019 TELEPHONE: 212.451.2300 ● FACSIMILE: 212.451.2222

July 25, 2019

Town Sports International Holdings, Inc.

399 Executive Boulevard

Elmsford, New York 10523

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Town Sports International Holdings, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of 2,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to the terms of and in the manner set forth in the Company’s 2006 Stock Incentive Plan (as amended and restated effective as of April 2, 2015, and as further amended effective as of February 12, 2019) (the “Plan”).

This opinion letter is being delivered at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

We advise you that we have examined executed originals or copies certified or otherwise identified to our satisfaction of the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation and the Company’s Third Amended and Restated By-laws, the Plan and corporate proceedings of the Company and we have made such examination of fact and law, as we have deemed necessary or appropriate for purposes of the opinion expressed below. As to questions of fact material to this opinion, we have relied on certificates or comparable documents of officers and representatives of the Company and of public officials.

We have assumed for purposes of rendering the opinion set forth herein, without verification, the genuineness of all signatures, the legal capacity of all natural persons to execute and deliver documents, the authenticity and completeness of documents submitted to us as originals and the completeness and conformity with authentic original documents of all documents submitted to us as copies.

On the basis of the foregoing and in reliance thereon and subject to the assumptions, qualifications and limitations set forth herein, we advise you that in our opinion, the Shares, when issued and paid for pursuant to the terms of and in the manner set forth in the Plan, will be duly and validly issued, fully paid and non-assessable.

O L S H A N F R O M E W O L O S K Y L L P	WWW.OLSHANLAW.COM

July 25, 2019

We are members of the Bar of the State of New York. We express no opinion as to the effect of any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America, each as in effect on the date hereof.

This opinion speaks only at and as of its date, and we assume no obligation to revise or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Olshan Frome Wolosky LLP

OLSHAN FROME WOLOSKY LLP